Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 14, 2020

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by Sigilon Therapeutics, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,586,413 shares of the common stock, $0.001 par value per share, of the Company (the “Shares”). The Shares are issuable under the Company’s 2016 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan (each, a “Plan,” and collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP